Exhibit 99.1

Dune Acquisition Corporation Appoints Cecil White III to the Board of Directors

NEW YORK, Feb. 07, 2023 (GLOBE NEWSWIRE) -- Dune Acquisition Corporation (NASDAQ:DUNE) today announced the appointment of Cecil White III to the Dune Board of Directors, effective February 7, 2023. Mr. White will serve as a Member of the Audit and Compensation Committees of the Board. Immediately following the appointment of Mr. White, the Board will consist of 5 directors, 3 of whom are independent.

“We are pleased to welcome Cecil White to the Dune Board,” said Carter Glatt, Founder and Chief Executive Officer of Dune. “Cecil is a talented individual with strong experience in business development and sponsorships. We look forward to his valuable input and guidance.”

Mr. White is an Agent at William Morris Endeavor (WME) focused on business development for talent and properties. At WME, Mr. White has steered over 150 brand endorsements, equity-based partnerships, and sponsorships with some of the world’s fastest-growing companies, such as Tonal, Away Luggage, Talkspace, BodyArmor, Zeel, Asutra, HyperIce, Adidas, Jordan Brand, Gatorade, Beats by Dre, Lemon Perfect, Mercedes Benz, and others.

In 2020, he co-founded The InvescoQQQ Legacy Classic, a new property headlined by a nationally-televised collegiate basketball showcase focused on spotlighting HBCU life & culture; the event is co-owned by Endeavor, Michael B. Jordan, Harris Blitzer Sports & Entertainment, and Horizon Media.

Mr. White began his career as an Investment Banker at Barclays (NYSE: BCS) covering the consumer retail and healthcare industries. He was an Echols Scholar at the University of Virginia, where he received his Bachelor of Science in Commerce with concentrations in Finance, Management, and Business Analytics and a minor in African American studies. Cecil was listed on Forbes 30 Under 30 (2020) and Sports Business Journal’s New Voices Under 30 (2020).

About Dune

Dune Acquisition Corporation was founded by its Chief Executive Officer, Carter Glatt. The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on companies within the technology sector, particularly companies pursuing a Software as a Service, or SaaS, model.

Contact

Dune Acquisition Corporation
ir@duneacq.com
(917) 742-1904